Exhibit 4.1

Execution Version

UNSECURED PROMISSORY NOTE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, effective as of February 18, 2025 (the “Effective Date”), FiEE, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to David Elliot Lazar (the “Noteholder”), the principal amount of Three Hundred Thousand Dollars ($300,000), together with interest on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described (the “Note”).

1. Definitions; Interpretation.

1.1 Capitalized terms used herein shall have the meanings set forth in this Section 1.1.

“Applicable Rate” means the per annum rate equal to the Applicable Federal Rate referred to in Treasury Regulations § 1.482-2(a)(2)(iii)(C)(3) for short-term loans as of the Effective Date.

“Borrower” has the meaning set forth in the introductory paragraph.

“Common Stock” means the Borrower’s common stock, par value $0.01 per share.

“Conversion” has the meaning set forth in Section 4.1.

“Conversion Shares” means the shares of Common Stock issuable upon Conversion.

“Dollars” means United States Dollars.

“Event of Default” has the meaning set forth in Section 6.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Maturity Date” has the meaning set forth in Section 2.1.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Rescission” has the meaning set forth in Section 9.1.

“Stockholder Approval” means the requisite approval of the Borrower’s stockholders to ratify and approve the Conversion, including the issuance of all of Conversion Shares potentially issuable to the Noteholder hereunder, as may be required by the applicable rules and regulations of the Trading Market (or any successor entity).

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

2. Payment.

2.1 The outstanding principal balance of this Note shall be paid in full on or prior to December 31, 2025 (the “Maturity Date”).

2.2 All payments on account of indebtedness hereunder shall be first applied to interest on the unpaid balance of the Note, next to any other outstanding indebtedness and the remainder to principal.

3. Interest Rate. The Note shall bear interest on the unpaid principal amount thereof at the Applicable Rate. Interest shall be payable on the Maturity Date (or such earlier date that the Note is paid in full). Interest on this Note shall be computed on a 365/366 day simple interest basis; that is, by applying the ratio of the annual interest rate over the number of days in a year, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

4. Conversion.

4.1 In the event the Stockholder Approval is obtained, the outstanding principal amount of this Note and any unpaid accrued interest shall automatically convert in whole into shares of Common Stock of the Borrower at a conversion price per share equal to $0.25 per share, rounded to the nearest whole share, effective as of the date of Stockholder Approval (the “Conversion”).

4.2 In connection with the Conversion, the Noteholder shall surrender this Note to the Borrower and deliver to the Borrower any documentation reasonably required by the Borrower. The Borrower shall not be required to issue or deliver the Conversion Shares until the Noteholder has surrendered this Note to the Borrower and delivered to the Borrower any such documentation.

5. Covenants. Within ninety (90) days following the Effective Date, the Borrower shall hold a special meeting of stockholders (which may also be at the annual meeting of stockholders) for the purpose of obtaining the Stockholder Approval.

6. Representations and Warranties. The Borrower hereby represents and warrants to the Noteholder on the date hereof as follows:

6.1 Existence; Power and Authority; Compliance with Laws. The Borrower (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its jurisdiction of organization, (b) has the requisite power and authority, and the legal right, to own, lease, and operate its properties and assets and to conduct its business as it is now being conducted, to execute and deliver this Note, and to perform its obligations hereunder, and (c) is in compliance in all material respect with all applicable Laws.

6.2 Authorization; Execution and Delivery. The execution and delivery of this Note by the Borrower and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. The Borrower has duly executed and delivered this Note.

6.3 No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note.

6.4 No Violations. The execution and delivery of this Note and the consummation by the Borrower of the transactions contemplated hereby do not and will not (a) violate any Law applicable to the Borrower or by which any of its properties or assets may be bound; or (b) constitute a default under any material agreement or contract by which the Borrower may be bound.

6.5 Enforceability. The Note is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

7. Events of Default. The occurrence and continuance of any of the following shall constitute an event of default (“Event of Default”) hereunder:

7.1 Failure to Pay. The Borrower shall fail to pay any portion of the principal amount of this Note or accrued interest as and when the same shall become due and payable.

7.2 Breach of Representations and Warranties. Any representation or warranty made by the Borrower to the Noteholder herein is incorrect in any material respect on the date as of which such representation or warranty was made.

7.3 Breach of Covenants. The Borrower fails to observe or perform any covenant, condition, or agreement contained in this Note, and such failure continues for thirty (30) days following receipt of written notice of such failure from the Noteholder.

7.4 Insolvency. The Borrower is the subject of any insolvency or bankruptcy proceeding.

7.5 Dissolution. The Borrower is dissolved.

8. Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may, at its option, by written notice to the Borrower declare the entire outstanding principal amount of the Note, together with all accrued interest thereon and all other amounts payable under this Note, immediately due and payable.

9. Rescission and Cancellation of Common Stock.

9.1 Rescission and Cancellation. Borrower and Noteholder hereby agree that the 1,200,000 shares of Common Stock issued to Noteholder in connection with that certain Amended and Restated Securities Purchase Agreement, dated as of February 18, 2025, by and among the Borrower, the Noteholder and the purchaser parties thereto, is hereby deemed automatically rescinded, abrogated, canceled and voided and no longer considered issued and outstanding and the Noteholder has no ownership or voting rights with respect to such rescinded shares (the “Rescission”).

9.2 Recordation. The parties hereby agree that the Borrower will update its stock ledger and stock records to reflect the Rescission.

10. Miscellaneous.

10.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Note must be in writing and must be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery); (b) by email (in which case, it will be effective upon receipt of confirmation of good transmission); or (c) upon actual receipt by the party to whom such notice is required to be given, (x) if to Borrower: Flat A1, 29/F, Block A, TML Tower, 3 Hoi Shing Road, Tsuen Wan, Hong Kong, Attention: Li Wai Chung, Email: rafael.li@fiee.com; and (y) if to the Noteholder: PH The Towers, Tower 100, Apt 44, Winston Churchill, Paitilla, Panama City, Panama 07196, Email: david@activistinvestingllc.com. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 10.1, but such notice of change in address will be effective only upon actual receipt by the other party.

10.2 Governing Law. The validity of this Note or any matter or proceeding relating hereto, its construction, interpretation, and enforcement and the rights of the parties hereto shall be determined under, governed by, and construed in accordance with the internal laws of the state of Delaware, without regard to principles of conflicts of law.

10.3 Successors and Assigns. Neither this Note nor any interest herein may be assigned in whole or in part by either party hereto without obtaining the prior written consent of the other party.

10.4 Waiver of Notice. The Borrower hereby waives protest, notice of payment, notice of dishonor, notice of nonpayment, and diligence in taking any action to collect sums owing hereunder.

10.5 Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by the parties hereto as of the Effective Date. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

10.6 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

10.7 Interpretation. For purposes of this Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (x) Sections mean the Sections of this Note; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

10.8 Counterparts. This Note may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof with respect to this Note, it will be necessary to produce only one copy hereof signed by the party to be charged.

10.9 Severability. If any provision of this Note is held to be illegal, invalid or unenforceable under present or future laws in effect during the term of this Note, the legality, validity or enforceability of the remaining provisions of this Note shall not be affected thereby, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Note a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the Effective Date.

BORROWER:

FIEE, INC.

By:	/s/ Li Wai Chung
Name:	Li Wai Chung
Title:	Chief Executive Officer

NOTEHOLDER:

/s/ David Elliot Lazar
David Elliot Lazar

[Signature Page to Promissory Note]